Exhibit 99.1

             Synagro Technologies, Inc. Announces New Board Members


     HOUSTON--(BUSINESS WIRE)--June 15, 2006--Synagro Technologies, Inc. (NASDAQ:SYGR) (NYSE Arca Market:SYGR) (the "Company") today announced that Nolan Lehmann and Roger J. Klatt have been elected to the Company's Board of Directors and that David Donnini and Vincent J. Hemmer, long time Directors of the Company, have resigned from the Company's Board of Directors. Messrs. Donnini and Hemmer's departure is part of a planned transition following the Company's recent public offering of common stock completed in May 2006 wherein GTCR Golder Rauner, L.L.C. and its affiliates sold their remaining 18.5% ownership interest in the Company.
     "We are pleased to announce the additions of Nolan Lehmann and Roger Klatt to our Synagro team. Both these gentlemen have extensive experience in the environmental services industry as well as solid general business backgrounds. In addition, Mr. Klatt will lend his financial expertise as Chairman of the Audit Committee. We are looking forward to these men being valuable assets to Synagro," stated Robert C. Boucher, Jr., Chief Executive Officer.
     Messrs. Donnini and Hemmer have been with the Company since the beginning of 2000 and have provided financial leadership and direction for which the Company has benefited and is grateful. In addition, Mr. Donnini has served as chairman of the Compensation Committee. "Messrs. Donnini and Hemmer have been valued members of our Board of Directors and friends of Synagro. We appreciate them and thank them for their service," stated Robert C. Boucher, Jr.
     From 1983 until his retirement in 2005, Mr. Lehmann, 62, was President of Equus Capital Management Corporation, a registered investment advisor, and from 1991 to 2005 he was president and a director of Equus II Incorporated, a registered business development company traded on the NYSE. Prior to his tenure at Equus, he served as Vice President, Corporate Development and Central Region Manager at Service Corporation International. Mr. Lehmann is a graduate of Rice University and a Certified Public Accountant. He currently serves as a director for Allied Waste Industries, Inc.
     Mr. Klatt, 67, served as Executive Vice President and Chief Financial Officer of Gundle/SLT Environmental, Inc. (GSE) for eleven years. As EVP and CFO, Mr. Klatt worked closely with the Board of Directors and Chief Executive Officer on the strategic development of GSE. Mr. Klatt guided GSE through four strategic acquisitions and the sale of the company in May 2004. Prior to his tenure at GSE, Mr. Klatt served as Vice President and Chief Financial Officer of Cabot Oil & Gas Corp. from 1990 - 1994. Prior to Cabot, Mr. Klatt held executive positions with Baptist Hospitals and Health Systems, FMC Technologies, Inc. and Marathon Manufacturing Company and worked as a Certified Public Accountant for three years with Ernst & Young. Mr. Klatt received his Bachelor of Science degree in Business and Economics from Northern Michigan University in 1962.

     Synagro Technologies, Inc. believes that it is the largest recycler of biosolids and other organic residuals in the United States and it believes that it is the only national company focused exclusively on the estimated $8 billion organic residuals industry, which includes water and wastewater residuals. The Company serves approximately 600 municipal and industrial water and wastewater treatment accounts with operations in 37 states and the District of Columbia. The Company offers a broad range of water and wastewater residuals management services focusing on the beneficial reuse of organic, nonhazardous residuals resulting from the wastewater treatment process, including drying and pelletization, composting, product marketing, incineration, alkaline stabilization, land application, collection and transportation, regulatory compliance, dewatering, and facility cleanout services.

     Safe Harbor Statement

     This press release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties or other factors not under Synagro's control which may cause the actual results, performance or achievement of Synagro to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to: the risk that our stockholders may not receive the level of dividends provided for in our dividend policy or any dividends at all; unseasonable weather; changes in government regulations; the ability to find, timely close, and integrate acquisitions; changes in federal wastewater treatment and biosolid regulation; our ability to comply with federal, state and local environmental regulations or to maintain and obtain necessary permits; competition in the wastewater residuals management business; the risk of early termination of customer contracts; loss of significant customers; our ability to complete new facilities as scheduled; our level of debt and our ability to service our debt; our ability to obtain additional financing; our ability to maintain sufficient insurance; and the effect of the restrictions in our senior secured credit facility on our operations. Other factors are discussed in Synagro's periodic filings with the Securities and Exchange Commission.


     CONTACT: Synagro Technologies, Inc., Houston
              Robert C. Boucher, Jr., 713-369-1700